Exhibit 99.1

NEWS RELEASE

Visteon Announces Third-Quarter 2015 Results

•	Strong financial performance

•	Sales of $808 million

•	Adjusted EBITDA of $65 million; net income of $5 million

•	Cash from operations of $70 million, adjusted free cash flow of $77 million

•	Electronics & Corporate performance

•	Electronics Sales of $771 million

•	Adjusted EBITDA of $67 million

•	Cash from operations of $84 million, adjusted free cash flow of $83 million

•	Increased 2015 guidance for Electronics and Corporate sales, adjusted EBITDA and adjusted free cash flow

•	Secured $950 million of average annual new business awards through Sept. 30, amounting to $2.9 billion of lifetime revenue

•	$500 million accelerated share repurchase program commenced in June expected to be completed by year-end

VAN BUREN TOWNSHIP, Mich., Nov. 5, 2015 — Visteon Corporation (NYSE:VC) today announced third-quarter 2015 results, reporting sales of $808 million and net income attributable to Visteon of $5 million, or $0.12 per share. Adjusted EBITDA, a non-GAAP financial measure as defined below, was $65 million for the third quarter, compared with $30 million in the same period last year. Adjusted net income, a non-GAAP financial measure as defined below, was $23 million for the third quarter, or $0.56 per diluted share.

“We achieved solid performance in sales and adjusted EBITDA in the third quarter – our first full quarter as a company focused on vehicle cockpit electronics – and as a result we have increased our full-year guidance,” said Sachin Lawande, president and CEO. “We delivered strong cost performance in the quarter, including ongoing synergies from the integration of the former Johnson Controls electronics business.”

Lawande added: “Visteon is focused on creating value for customers and shareholders by improving the cockpit electronics user experience across product lines that are expected to grow faster than the overall automotive market. We’re well-positioned with new technology in each of these product lines, which include instrument clusters, head-up displays, information displays, infotainment, connected audio and telematics.”

Cash from operating activities in the third quarter, including discontinued operations, totaled $70 million. Adjusted free cash flow, a non-GAAP financial measure as defined below, was $77 million for the third quarter.

Third Quarter in Review

Visteon reported third-quarter sales of $808 million, an increase of $15 million compared with the same quarter last year. An additional $16 million of third-quarter 2015 sales were classified as discontinued operations.

Electronics sales totaled $771 million, an increase of $11 million from the third quarter of 2014. The increase is primarily related to higher production volumes and new business, partially offset by unfavorable currency. For the Electronics Product Group, on a regional basis, Asia accounted for 37 percent of sales, Europe 31 percent, North America 30 percent, and South America 2 percent.

Gross margin for the third quarter of 2015 was $105 million, compared with $93 million a year earlier. Selling, general and administrative (SG&A) expenses were $59 million, or 7.3 percent of sales, for the third quarter, compared with $70 million, or 8.8 percent of sales, a year earlier. The $12 million increase in gross margin reflected higher sales volume and new business impacts, along with cost efficiencies, partially offset by the impact of unfavorable currency and the non-recurrence of a 2014 $25 million pension settlement gain. Selling, general and administrative expenses improved as a percentage of sales in connection with a targeted cost-reduction effort to streamline activities and realize synergies from integrating the former Johnson Controls electronics business.

Adjusted EBITDA of $65 million for the third quarter of 2015, compared with $30 million for the same quarter last year, primarily reflected favorable volume and new business, and positive cost performance. Adjusted EBITDA for the Electronics Product Group, including Corporate costs, was $67 million, compared with $37 million for the third quarter last year.

For the third quarter of 2015, the company reported net income attributable to Visteon of $5 million, or earnings per share of $0.12 per diluted share. Third-quarter net income included a loss of $11 million from discontinued operations, net of tax and $7 million of restructuring, transformation, integration and related costs. Adjusted net income, which excludes these costs, was $23 million, or $0.56 per diluted share.

Through the first three quarters of 2015, customers awarded Visteon average annual new business wins of $950 million, amounting to $2.9 billion of lifetime revenue. Visteon is targeting full-year new business wins of $1.3 billion, comparable to last year’s record level.

Sale of Berlin Interiors Operation

On Oct. 30, Visteon signed an agreement to sell its non-core automotive interiors plant in Berlin, Germany, to APCH Automotive Plastic Components Holding GmbH (APCH), effective Dec. 1, 2015. This marks the sale of Visteon’s only remaining interiors operation not covered by the 2014 agreement to divest the majority of the interiors business to Reydel Automotive Holdings B.V., as Visteon focuses on its automotive cockpit electronics business.

Share Repurchase Program

On June 16, Visteon entered into an Accelerated Stock Buyback (ASB) with a third party to purchase shares of its common stock for an initial payment of $500 million. This ASB is expected to be completed by Dec. 31, 2015. It is part of a previously announced plan to return $2.5 billion-$2.75 billion of cash to shareholders by June 2016.

Cash and Debt Balances

As of Sept. 30, 2015, Visteon had global cash and marketable securities balances totaling $2,920 million. Total debt as of Sept. 30, 2015 was $382 million.

For the third quarter of 2015, Visteon generated $70 million of cash from operations, compared with $53 million in the same period a year earlier. Capital expenditures in the quarter were $29 million. Adjusted free cash flow was $77 million in the quarter, compared with $18 million in the third quarter of 2014. Cash flows for both periods included results related to discontinued operations.

Visteon generated $84 million of cash from operations related to the Electronics Product Group and Corporate costs. Electronics capital expenditures totaled $26 million, and adjusted free cash flow for Electronics and Corporate totaled $83 million in the quarter.

Full-Year 2015 Outlook

Visteon adjusted its full-year 2015 guidance for its key financial metrics to reflect improved performance. The company projects 2015 sales for the Electronics Product Group of $3.05 billion to $3.10 billion. Adjusted EBITDA for the Electronics Product Group and Corporate costs is projected in the range of $265 million to $285 million. Adjusted free cash flow, as defined below, for the Electronics Product Group and Corporate costs is projected in the range of $135 million to $165 million.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, connected audio, and connectivity and telematics; its brands include Lightscape®, OpenAir® and SmartCore™. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at 50 facilities in 19 countries. Visteon had $3.1 billion in electronics sales over the last 12 months. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Nov. 5, at 9 a.m. ET, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 60066660. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended Sept. 30, 2015. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2015 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Sales	$808	$793	$2,436	$1,798
Cost of sales	703	700	2,120	1,575

Gross margin	105	93	316	223
Selling, general and administrative expenses	59	70	182	164
Restructuring expense	3	8	18	22
Interest expense, net	2	4	13	15
Loss on debt extinguishment	—	—	5	23
Equity in net (loss) income of non-consolidated affiliates	(3)	(2)	8	5
Gain on sale of non-consolidated affiliates	—	—	62	2
Other expense, net	7	20	15	42

Income (loss) from continuing operations before income taxes	31	(11)	153	(36)
Provision for income taxes	10	10	43	21

Net income (loss) from continuing operations	21	(21)	110	(57)
(Loss) income from discontinued operations, net of tax	(11)	22	2,194	(35)

Net income (loss)	10	1	2,304	(92)
Net income attributable to non-controlling interests	5	22	41	65

Net income (loss) attributable to Visteon Corporation	$5	$(21)	$2,263	$(157)

Earnings (loss) per share data:
Basic earnings (loss) per share
Continuing operations	$0.39	$(0.59)	$2.17	$(1.62)
Discontinued operations	(0.27)	0.11	50.58	(1.78)

Basic earnings (loss) per share attributable to Visteon Corporation	$0.12	$(0.48)	$52.75	$(3.40)

Diluted earnings (loss) per share
Continuing operations	$0.38	$(0.59)	$2.12	$(1.62)
Discontinued operations	(0.26)	0.11	49.43	(1.78)

Diluted earnings (loss) per share attributable to Visteon Corporation	$0.12	$(0.48)	$51.55	$(3.40)

Average shares outstanding (in millions)
Basic	40.5	44.0	42.9	46.2
Diluted	41.4	44.0	43.9	46.2

Comprehensive income (loss):
Comprehensive (loss) income	$(18)	$(105)	$2,305	$(185)
Comprehensive (loss) income attributable to Visteon Corporation	$(19)	$(112)	$2,277	$(236)

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30	December 31
	2015	2014
ASSETS
Cash and equivalents	$2,860	$476
Short-term investments	52	—
Restricted cash	8	9
Accounts receivable, net	554	531
Inventories, net	202	208
Current assets held for sale	17	1,660
Other current assets	198	250

Total current assets	3,891	3,134
Property and equipment, net	341	363
Investments in affiliates	58	99
Intangible assets, net	141	156
Non-current assets held for sale	—	1,426
Other non-current assets	435	145

Total assets	$4,866	$5,323

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$33	$29
Accounts payable	506	485
Accrued employee liabilities	122	114
Current liabilities held for sale	11	987
Other current liabilities	287	217

Total current liabilities	959	1,832

Long-term debt	349	587
Employee benefits	453	489
Deferred tax liabilities	34	53
Non-current liabilities held for sale	—	432
Other non-current liabilities	223	109

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	1	3
Additional paid-in capital	1,244	1,246
Retained earnings	2,924	661
Accumulated other comprehensive loss	(285)	(299)
Treasury stock	(1,200)	(747)

Total Visteon Corporation stockholders’ equity	2,685	865
Non-controlling interests	163	956

Total equity	2,848	1,821

Total liabilities and equity	$4,866	$5,323

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
OPERATING
Net income (loss)	$10	$1	$2,304	$(92)
Adjustments to reconcile net income to net cash provided from operating activities:
Gain on Climate Transaction	—	—	(2,332)	—
Gain on sale of non-consolidated affiliates	—	—	(62)	(2)
Asset impairments and losses on divestitures	1	15	17	188
Depreciation and amortization	20	75	147	205
Loss on debt extinguishment	—	—	5	23
Equity in net income of non-consolidated affiliates, net of dividends remitted	2	2	—	7
Pension settlement gain	—	(25)	—	(25)
Non-cash stock-based compensation	1	1	7	7
Other non-cash items	1	7	4	14
Changes in assets and liabilities:
Accounts receivable	11	83	(7)	5
Inventories	3	(15)	(29)	(33)
Accounts payable	16	(79)	48	(58)
Accrued income taxes	(7)	2	135	14
Other assets and other liabilities	12	(14)	37	(73)

Net cash provided from operating activities	70	53	274	180
INVESTING
Capital expenditures	(29)	(82)	(151)	(209)
Acquisition of business, net of cash acquired	—	(308)	—	(308)
Short-term investments	(52)	—	(52)	—
Loan to non-consolidated affiliate	—	—	(10)	—
Proceeds from Climate Transaction	—	—	2,664	—
Proceeds from sale of non-consolidated affiliates	—	4	91	62
Other business divestitures and acquisitions	5	—	(19)	—
Other	3	(4)	8	(6)

Net cash (used by) provided from investing activities	(73)	(390)	2,531	(461)
FINANCING
Short-term debt, net	5	7	(1)	42
Proceeds from issuance of debt, net of issuance costs	—	28	—	618
Principal payments on debt	—	(12)	(250)	(16)
Repurchase of long-term notes	—	—	—	(419)
Repurchase of common stock	—	—	(500)	(500)
Dividends paid to non-controlling interests	—	(39)	(31)	(84)
Exercised warrants and stock options	5	8	24	17
Other	—	—	(1)	(2)

Net cash provided from (used by) financing activities	10	(8)	(759)	(344)
Effect of exchange rate changes on cash and equivalents	(4)	(19)	(13)	(17)

Net increase (decrease) in cash and equivalents	3	(364)	2,033	(642)
Cash and equivalents at beginning of period	2,857	1,399	827	1,677

Cash and equivalents at end of period	$2,860	$1,035	$2,860	$1,035

1 The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected in current assets held for sale on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of discontinued operations, equity in net income (loss) of non-consolidated affiliates, net income attributable to non-controlling interests, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, loss on debt extinguishment, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Total Visteon	2015	2014	2015	2014
Electronics	$80	$50	$250	$157
Other	(2)	(7)	(8)	(11)
Corporate	(13)	(13)	(39)	(44)

Adjusted EBITDA	65	30	203	102

Interest expense, net	2	4	13	15
Provision for income taxes	10	10	43	21
Depreciation and amortization	20	25	62	54
Restructuring expense	3	8	18	22
Gain on sale of non-consolidated affiliates	—	—	(62)	(2)
Loss on debt extinguishment	—	—	5	23
Non-cash, stock-based compensation expense	2	3	7	9
Equity in net loss (income) of non-consolidated affiliates	3	2	(8)	(5)
Net income attributable to non-controlling interests	5	22	41	65
Other expense, net	7	20	15	42
Pension settlement gain	—	(25)	—	(25)
Other	(3)	4	—	5
Loss (income) from discontinued operations, net of tax	11	(22)	(2,194)	35

Net income (loss) attributable to Visteon	$5	$(21)	$2,263	$(157)

	Three Months Ended		Nine Months Ended
	September 30		September 30		Estimated
Electronics and corporate	2015	2014	2015	2014	Full Year 2015 *
Adjusted EBITDA	$67	$37	$211	$113	$265 - $285
Interest expense, net	2	4	13	15	15
Provision for income taxes	10	15	43	26	60
Depreciation and amortization	20	21	61	44	80
Restructuring expense	3	4	18	6	35
Loss on debt extinguishment	—	—	5	23	5
Non-cash, stock-based compensation expense	2	3	7	9	9
Equity in net loss of non-consolidated affiliates	3	2	4	3	6
Net income attributable to non-controlling interests	5	5	17	18	20
Other expense, net	7	17	29	31	40
Other	(3)	(6)	—	(6)	—

Net income (loss)	$18	$(28)	$14	$(56)	$(5) - $15
Loss (income) from discontinued operations, net of tax	11	(22)	(2,194)	35
All other loss (income), net of tax	2	15	(55)	66

Net income (loss) attributable to Visteon	$5	$(21)	$2,263	$(157)

*  Guidance excludes the other product group and discontinued operations.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Total Visteon	2015	2014	2015	2014
Cash provided from operating activities - Electronics and corporate	$84	$7	$162	$(44)
Cash provided from operating activities - discontinued operations and other	(14)	46	112	224

Cash provided from operating activities total Visteon	$70	$53	$274	$180
Capital expenditures	(29)	(82)	(151)	(209)

Free cash flow	$41	$(29)	$123	$(29)
Restructuring/transformation-related payments	36	47	126	93

Adjusted free cash flow	$77	$18	$249	$64

	Three Months Ended		Nine Months Ended
	September 30		September 30		Estimated
Electronics and corporate	2015	2014	2015	2014	Full Year 2015 *
Cash provided from operating activities	$84	$7	$162	$(44)	$150 - $180
Capital expenditures	(26)	(23)	(63)	(56)	95

Free cash flow	$58	$(16)	$99	$(100)	$55 - $85
Restructuring/transformation-related payments	25	21	47	47	80

Adjusted free cash flow	$83	$5	$146	$(53)	$135 - $165

* Guidance excludes the other product group and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items and other non-operating gains and losses, as further adjusted to eliminate the impact of discontinued operations. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Diluted earnings (loss) per share:
Net income (loss) attributable to Visteon	$5	$(21)	$2,263	$(157)
Average shares outstanding, diluted (in millions)	41.4	44.0	43.9	46.2

Diluted earnings (loss) per share	$0.12	$(0.48)	$51.55	$(3.40)

Adjusted earnings (loss) per share:
Net income (loss) attributable to Visteon	$5	$(21)	$2,263	$(157)
Restructuring expense	3	8	18	22
Loss on debt extinguishment	—	—	5	23
Gain on sale of non-consolidated affiliates	—	—	62	2
Other expense, net	7	20	15	42
Other	(3)	(2)	29	32
(Loss) income from discontinued operations, net of tax	(11)	22	2,194	(35)

Adjusted net income (loss)	$23	$(17)	$74	$(5)
Average shares outstanding, diluted (in millions)	41.4	44.0	43.9	46.2

Adjusted earnings (loss) per share	$0.56	$(0.39)	$1.69	$(0.11)

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.